COINSURANCE AGREEMENT


THIS COINSURANCE AGREEMENT (the "Agreement") is made and entered into effective as of the ___ day of December, 2002 (the "Execution Date"), by and between SECURITY NATIONAL LIFE INSURANCE COMPANY, a corporation organized under the laws of the state of Utah (hereinafter referred to as "Coinsurer") and ACADIAN LIFE INSURANCE COMPANY, a corporation organized under the laws of the state of Louisiana (hereinafter referred to as "Ceding") (Coinsurer and Ceding collectively, the "Parties").

                                   WITNESSETH:

WHEREAS, Ceding and Coinsurer desire to enter into a Coinsurance Agreement pursuant to which Ceding and Coinsurer will agree to reinsure all of the assumed liabilities relating only to Policies included within the Reinsured Policies as defined in Section 1.1(d) below;

NOW, THEREFORE, in consideration and mutual promises and covenants contained herein, and in reliance upon representations, warranties, conditions and covenants contained herein, and intending to be legally bound, the parties hereto agree as follows:


                                    ARTICLE I
                                   DEFINITIONS

1.1      Certain Terms Defined.

          When used in this Agreement, the following terms shall have the meanings set forth below:

          (a) "Extra-Contractual Obligations" shall mean any amount awarded against Ceding or for which Ceding is in any way liable that exceeds the amount that Ceding is contractually obligated to pay. The foregoing includes, without limitation, damages awarded in addition to policy benefits, as well as tort damages, awarded as a result of conduct by Ceding or its agents or employees. The foregoing includes, without limitation, any amounts paid by Ceding over and above the contract liability as part of a settlement. Without limitation of the foregoing, "Extra-Contractual Obligations" include punitive damages (as commonly understood and which in any event are damages awarded as a penalty or as damage for certain conduct) and compensatory damages (amounts awarded to compensate for the actual damages sustained). Nothing in this paragraph is intended to include the trust agreements as described in the Asset Purchase Agreement dated June 15, 2001, among Gulf National Life Insurance Company, Gulf Holdings, Inc., the Gulf Group, Inc., Acadian Life Insurance Company and Acadian Financial Group, Inc. (the "Trust Agreements") that, while not part of the policy language, do constitute an obligation requiring additional reserves. Said Trust Agreements are being assigned by Ceding to, and accepted by, Coinsurer.

          (b) "Policies" shall mean the contracts of insurance issued or assumed by Ceding in respect of which reinsurance is applied for and/or placed pursuant to this agreement in whole or in part.

          (c) "Coinsurance Cession" shall mean the insurance transferred to Coinsurer by Ceding on a policy.

          (d)  "Reinsured  Policies"  shall mean all the  insurance  policies in force to be transferred to Coinsurer that are listed and described on the compact disk (CD) attached hereto as Exhibit I. The Policies in Exhibit I include in force policies (including policies which may be lapsed subject to the right of reinstatement, policies not lapsed but in arrears, and policies in force and in effect as paid up and extended term policies) with premiums paid and their face amounts, insured, and all other characteristics are accurately reflected. Reinsured Policies shall also include all policies written by Ceding under similar terms and conditions, in the state of Mississippi from the Effective Date through termination of this treaty.


                                   ARTICLE II
                         REINSURANCE CEDED AND ACCEPTED

2.1.     Effective Date

          The Effective Date shall be September 30, 2002, at 11:59:59 p.m. (CDT) subsequent to Ceding's recapture of the insurance in force from Scottish Re (U.S.), Inc. on September 30, 2002, at 11:59 p.m. (CDT). Notwithstanding anything in this agreement to the contrary, Coinsurer shall incur no liability hereafter until the Initial Coinsurance Premium has been paid. If any amounts due under this treaty, including those due under paragraph 4.1, 5.3, and 2.7 are not paid, Coinsurer's liability shall be reduced accordingly.

2.2.     Reinsurance Ceded and Accepted

          Subject to paragraph 2.1, Coinsurer hereby agrees to assume all of the risks (including deaths, surrenders, disability, accidental deaths and dismemberment) only on the Reinsured Policies listed and described in
          Exhibit I as of the Effective Date of this Agreement. Ceding represents and warrants that each of the Policies in Exhibit I are in force (including policies which may be lapsed subject to the right of reinstatement, policies not lapsed but in arrears, and policies in force and in effect as paid up and extended term policies) with premiums paid and its face amount, insured, and all other characteristics is accurately reflected. The acceptance of risks under this Agreement will create no right or legal relation between the Coinsurer and the insured policy owner or beneficiary of any insurance policy or other contract of Ceding.

2.3.     Liability

          Coinsurer accepts liability for all of the risks under the Reinsured Policies on eligible lives for all benefits occurring on or after the Effective Date of this Agreement. The liability of Coinsurer on any policy shall commence on the Effective Date of this Agreement and end simultaneously with that of Ceding. Notwithstanding anything which may be to the contrary, Coinsurer shall not be liable at any time for Extra-Contractual Obligations. It is understood and agreed that Ceding is ceding all of the Reinsured Policies to Coinsurer as of the Effective Date. Notwithstanding Coinsurer's obligations in the Agreement, including the first sentence of this paragraph 2.3, from the Effective Date of this Agreement until the last day of the month in which the Execution Date occurs, Ceding will be wholly responsible for any and all risks related to the Reinsured Policies and shall operate in the ordinary course of business. Coinsurer shall be wholly responsible for any and all risks related to the Reinsured Policies following the last day of the month in which the Execution Date occurs, including any potential or actual decline in the level or number of insurance Policies included within the Reinsured Policies.

2.4.     Errors and Omissions

          It is expressly understood and agreed that if failure to comply with any terms of this Agreement is shown to be unintentional and the result of errors or omissions on the part of either Ceding or Coinsurer, both Ceding and Coinsurer shall be restored to the position they would have occupied had no such error or omission occurred. If it is not possible to restore each party to the position that it would have occupied, the parties will endeavor in good faith to resolve the situation in a manner that is fair and reasonable and most closely approximates the intent of this Agreement.

2.5.     Currency

          All figures and premiums in this Agreement are in U.S. dollars.

2.6.     Right to Assume Reinsured Policies

          Coinsurer reserves the right to assume all right, title and interest to the Reinsured Policies listed and described on Exhibit I, as well as all other similar policies written by Ceding under similar terms and conditions, in the state of Mississippi from the Effective Date through termination of this treaty, with an assumption reinsurance agreement (the "Assumption Reinsurance Agreement") in the form attached hereto as Exhibit II at any time but in any event not later than nine (9) months subsequent to the Execution Date of this Agreement, subject to all regulatory approvals as required by law of the insurance department of the State of Louisiana. In the event (i) Ceding comes under any supervision by a state regulator or in the event Ceding shall (ii) apply for or consent in the appointment of, or the taking of possession by, a receiver, custodian, regulator trustee or liquidator of itself or of all or a substantial part of its assets,
          (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under the Federal Bankruptcy Code, (v) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization or winding up, or (vi) take any action for the purpose of effecting any of the foregoing, or a proceeding or case shall be commenced without the application or consent of Ceding in any court or forum of competent jurisdiction seeking (a) its liquidation, reorganization, dissolution or winding-up, (b) the appointment of a trustee, receiver, custodian, liquidator or the like of Ceding or of all or any substantial part of its assets, or (c) similar relief in respect of Ceding under any law relating to bankruptcy, insolvency, reorganization or winding up, Coinsurer and Ceding shall be deemed to have converted this Agreement to the Assumption Reinsurance Agreement one day prior to such insolvency or other actions described in this Paragraph 2.6, and Coinsurer shall be deemed to have assumed the Reinsured Policies as of one day prior to the date thereof.

2.7.     Transfer of Assets

          On or before the expiration of ninety (90) days following the last day of the month in which the Execution Date occurs, Ceding shall deliver or cause to be delivered to Coinsurer any additional assets as may be necessary to result in final delivery to Coinsurer of assets equal to the total reserves applicable to the Reinsured Policies as of the last day of the month in which the Execution Date occurs. Conversely, if the assets delivered by Ceding to Coinsurer on the Execution Date exceed the total reserves applicable to the Reinsured Policies as of the last day of the month in which the Execution Date occurs, Coinsurer shall return to Ceding assets having a statutory value equal to such excess, on or before the expiration of ninety (90) days following the last day of the month in which the Execution Date occurs. Ceding shall be entitled to the income received from the Reinsured Policies, including the net investment income, through the last day of the month in which the Execution Date occurs.


                                   ARTICLE III
                               ACTUARIAL RESERVES

3.1.     Statutory Reserves Basis

          On the Effective Date and throughout the duration of this Agreement, the reserves (the "Coinsurance Reserves") shall be those used by Ceding and approved by Coinsurer and the insurance departments of the States of Louisiana and Utah in the calculation as of September 30, 2002, at 11:59p.m. (CDT)) as they appear in the NAIC Quarterly Statement filed by Ceding. To the extent approval cannot be obtained from any of such insurance departments, Ceding shall have presented the methodology for the calculation of reserves to such insurance departments and received no objection thereto.


                                   ARTICLE IV
                                  TRANSACTIONS

4.1.     Initial Coinsurance Premium

          On the last Execution Date, Ceding shall pay Coinsurer an initial coinsurance premium in cash or assets acceptable to Coinsurer in an amount equal to the full Coinsurance Reserves (as defined in Paragraph 3.1), including the Incurred But Not Reported (IBNR) reserve as of the Effective Date.



4.2.     Ceding Commission

          The ceding commission to be paid by Coinsurer to Ceding for the Reinsured Policies shall be the recapture amount to be paid by Ceding to Scottish Re (U.S.), Inc. currently estimated to be $10,254,803 pursuant to the Automatic Coinsurance Agreement dated June 1, 2001 (Treaty No. 1001), between Ceding and Scottish Re (U.S.), Inc., but in any event such commission shall not exceed $10,300,000.


                                    ARTICLE V
                ADMINISTRATION, PREMIUMS, ALLOWANCES AND BENEFITS

5.1.     General

          Coinsurer shall provide all of the administrative services and assumes all liability for the payment of all legal obligations, including claims, commissions, and expenses, not otherwise excluded herein, for the Reinsured Policies following the last day of the month in which the Execution Date occurs. Ceding agrees to provide any necessary accommodations or assignments to effectuate the intent of this Agreement, including premium collections, billings, and use of licenses to insure that all premiums are paid to Coinsurer following the last day of the month in which the Execution Date occurs. Coinsurer agrees to perform the administrative services with a level of skill, diligence, care and expertise that is consistent with industry standards for an administrator of the types of policies coinsured hereunder and shall also comply in all material respects with all applicable laws and the terms of the Reinsured Policies. Coinsurer hereby covenants that it will employ and retain staff with the experience, skill and expertise to perform the administrative services in a manner consistent with the standards set forth herein. Unless specifically mutually agreed otherwise, Coinsurer shall follow the standard industry practices with respect to premium collections, changes, reductions, terminations, reinstatements, and the calculation and payment of non-forfeiture benefits. Ceding shall deliver the policy forms and policy jackets of the Reinsured Policies, and all other procedures, documents and systems relating to the Reinsured
          Policies. Coinsurer will be responsible for negligent acts or for errors while providing administrative services during the term of the Agreement.

5.2.      Policy Loans

          Coinsurer shall be responsible to calculate, dispense and account for all policy loans, following the last day of the month in which the Execution Date occurs.

5.3.     Coinsurance Premiums

          The Coinsurance premiums payable by Ceding to Coinsurer shall be equal to all of the premiums collected by Ceding on the Reinsured Policies following the last day of the month in which the Execution Date occurs.

5.4.     Allowances

          Allowances to be paid to Ceding (which include reimbursement for state premium tax) shall be equal to the gross premium taxes due on premiums collected following the last day of the month in which the Execution Date occurs. Reinsurer shall also reimburse Ceding for any actual expenses incurred by Ceding in order to comply with this Agreement, provided the Parties have agreed in writing in advance for such reimbursements.

5.5.     Claims and other Policy Benefits

          Coinsurer will be liable for all of the policy benefits on Policies ceded hereunder to the same extent as Ceding is liable for such benefits toward the insured. Coinsurer is not liable for and Ceding is not ceding any policy issued to an insured whose death occurred prior to the Effective Date and for which a death claim has been received by Ceding prior to the Effective Date. All claims of every nature and description originating and arising prior and including the last day of the month in which the Execution Date occurs under policies included in the Reinsured Policies shall be paid and discharged by Ceding. All claims originating and arising after the last day of the month in which the Execution Date occurs and relating to the Reinsured Policies shall be paid by Coinsurer. Coinsurer will receive the Incurred But Not Reported (IBNR) reserve to cover its liability following the last day of the month in which the Execution Date occurs.

5.6.     Dividends

          For policyholders' dividends, Coinsurer shall be liable for all of such dividends, provided such dividends have been declared by the board of directors of Ceding on the basis of recommendations made by Coinsurer, or are contractually guaranteed prior to Effective Date.

5.7.     Authorization for Payment

          Coinsurer will follow usual and customary procedures and decisions on all claims and settlements, and it agrees to hold harmless Ceding for any and all damages related to the payment of any such claims or settlements. Ceding agrees to hold harmless Coinsurer from (i) any claims by any third parties to the ownership or options to acquire the ownership of any of the assets, tangible, intangible, movable or immovable, covered by this Agreement, (ii) any claims to be paid or discharged by Ceding and (iii) any and all monetary damages, liabilities, fines, fees, penalties, interest obligations, deficiencies, losses, costs, and expenses (including reasonable fees and expenses of attorneys, accountants, actuaries, and other experts) solely related to the Reinsured Policies resulting from any breach of Ceding of any representation, warranty, covenant or agreement made by Ceding in this Agreement. The indemnity provisions provided in subsection (iii) of the preceding sentence shall only apply to such claims presented in writing to Ceding on or after the Execution Date.

5.8.      Reporting

          All the amounts referred to in Paragraphs 5.3, 5.4, 5.5 and 5.6 shall be reported to Coinsurer by Ceding on a bulk basis at the end of each quarter. When an amount is due to Coinsurer according to the quarterly report, payment will accompany the report. When an amount is due to Ceding, Coinsurer shall pay it within thirty (30) days of the receipt of such report.


                                   ARTICLE VI
                            REPORTING AND ACCOUNTING

6.1.     Accounting Period

          Each accounting period under this Agreement will be a calendar quarter, except that: (a) the initial accounting period will run from the Effective Date of this Agreement through the last day of the calendar quarter during which the Effective Date of this Agreement falls, and (b) the final accounting period will run from the end of the preceding accounting period until the assumption date of this Agreement as described in Paragraph 2.6, if any, or until the termination of the last policy in force, whichever occurs first.

6.2.     Quarterly Accounting Reports

          Ceding and Coinsurer shall prepare quarterly accounting reports and submit them to each other within thirty (30) days of the end of each calendar quarter.

6.3.     Inspection of Records

          Ceding and Coinsurer shall each have the right to inspect at any reasonable time, at the office of the other party, all files and documents relating to the reinsurance under this Agreement.


                                   ARTICLE VII
                                    RECAPTURE

7.1.     Recapture

          Ceding shall not have the option to recapture the business reinsured hereunder unless agreed to by Coinsurer in writing.


                                  ARTICLE VIII
                                   ARBITRATION

8.1.     Principle

          If Ceding and Coinsurer cannot mutually resolve a dispute that arises out of, or relates to, this Agreement, the dispute will be decided through binding arbitration. To initiate arbitration either Ceding or Coinsurer will notify the other party in writing of its desire to arbitrate stating generally the nature of the dispute and the relief sought. The party to which the written notice is sent shall respond to the notification in writing within fourteen (14) days of its receipt.

8.2.     Arbitration.

          Unless the parties otherwise agree in writing, there will be three arbitrators. Each party will designate one arbitrator within thirty
          (30) days after the first written notice is given of arbitration. If either party refuses or neglects to appoint an arbitrator within the original thirty (30) day period or within twenty (20) days after the other party has given written notice to the other of its arbitrator appointment, whichever later occurs, the party that has already selected an arbitrator will appoint a second arbitrator. The two arbitrators shall endeavor to select a third arbitrator. If the two arbitrators cannot agree on the third arbitrator within twenty (20)
          days of the appointment of the second arbitrator then Ceding and the Coinsurer will each name three candidates to serve as the third arbitrator. Beginning with the party that did not initiate arbitration, each party will eliminate one candidate form the six until one remains. If this candidate declines to serve as the arbitrator, then the candidate last eliminated will be approached to serve. This process will be repeated until a candidate has agree to serve as the third arbitrator. The three arbitrators are to be impartial regarding the dispute. Each of the arbitrators will be a current of former executive officer of a life insurance or a life reinsurance company other that the parties to this agreement, their affiliates or subsidiaries or any other company which would have and involvement with the parties to the extent that the arbitrate would not be impartial.

8.3      Procedures

          The arbitrators will base their decision on the terms and conditions of this Agreement and the customers and practices of the insurance and reinsurance industries along with statutory and decisional law of the state of Utah, or if there is not applicable decisional law in the state of Utah, then the arbitrators may refer to other decisional law within the United States as the arbitrators deem appropriate. The arbitration hearing will be held in Jackson, Mississippi. A hearing will commence no later than one hundred eighty (180) days after the appointment of the third arbitrator unless otherwise agreed to by the parties in writing. As soon as reasonably possible the arbitrators will establish arbitration procedures as warranted by the facts and issues of the particular case. The arbitrators may utilize those procedures which appear to be appropriate from the commercial rules of the American Arbitration Association. A date will be established prior to the arbitration hearing when each party is to provide the other party and the arbitrators a statement of the facts and arguments to be presented at the arbitration hearing. The arbitrators will have the power to decide all substantive procedural rules of the arbitration, including but not limited to inspection of documents, examination of witnesses and any other matter relating the conduct of the arbitration.

8.4      Decision

          The decision of the arbitrators is to be made a majority rule and will be submitted in the writing and will be final and binding on the Parties, subject to any appeal or motion to vacate or modify. Any such appeal or motion to vacate or modify must be filed with the United States District Court for the District of Utah and the basis for any such appeal of motions is limited to that set for the in Sections 78-31a-14,15 of the Utah Arbitration Act. The parties agree that the determination of the arbitrators and award, if any, may be entered with the federal court located in Salt Lake County, State of Utah and the determination and award, if any, may then be enforced amount the Parties, as if entered by a court at the conclusion of a judicial proceeding at which no appeal was taken. When seeking to enter the award with a court, the applicable Utah arbitration or statutory law or Federal Arbitration Act, as appropriate, will govern as the procedure and what may be brought to the attention of the court.

8.5.     Costs

          Unless the arbitrators decide otherwise, each party will bear the expense of its own arbitration activities, including its appointed arbitrator and witness fees. The parties will jointly bear the expense of the third arbitrator. Each Party is to bear its own attorney's fees.

8.6.     Applicable Law

          Should there be improprieties in the arbitration process or if one of the Parties objects to the implementation of the arbitration process, the laws of the State of Mississippi shall then apply.


                                   ARTICLE IX
                                   INSOLVENCY

9.1.     Payment of Claims

          In the event of insolvency of Ceding, any amounts owed by Coinsurer under this Agreement shall be paid by Coinsurer directly to Ceding, its liquidator, receiver or statutory successor, and Coinsurer shall be deemed to have converted this Agreement to the Assumption Reinsurance Agreement one day prior to such insolvency pursuant to Paragraph 2.6.

9.2.     Right to Offset

          In the event of the insolvency of either Coinsurer or Ceding, any amounts owed by Coinsurer to Ceding and by Ceding to Coinsurer with respect to this and all other reinsurance agreements between Coinsurer and Ceding, shall be offset against each other with the balance to be paid by the appropriate party.

9.3.     Insolvency Definition

          For purposes of this Article IX, "insolvency" encompasses the items set forth in Section 2.6(i), (ii), (iii), (iv), (v) and (vi) and
          Section 2.6(a), (b) and (c).



                                    ARTICLE X
                          DEFERRED ACQUISITION COST TAX

Coinsurer and Ceding mutually agree to the following pursuant to Section 1.848-2(g)(8) of the Income Tax Regulations issued on December 29, 1992 of the Internal Revenue Code of 1986.

          (a) The Party with net positive consideration for the Agreement(s) for each taxable year shall compute specified policy acquisition expenses without regard to the general deductions limitation of
               Section 848(c)(1).

          (b) Coinsurer and Ceding agree to exchange information pertaining to the amount of net consideration as determined for all reinsurance Agreements in force between them to ensure consistency or as may otherwise be required by the Internal Revenue Service.

          (c) Ceding will submit a schedule to Coinsurer by April 1st of its calculation of the net consideration for the preceding calendar year. This calculation shall be accompanied by a statement signed by an officer of Ceding stating that it will report such net consideration in its tax return for the preceding calendar year.

          (d) Coinsurer shall advise Ceding if it disagrees with the amounts provided and Ceding and Coinsurer agree to amicably resolve any difference. The amounts provided by Ceding shall be presumed correct if it does not receive a response from Coinsurer within 30 days after receipt by Coinsurer of these amounts or by May 30 of the current year.


                                   ARTICLE XI
                                    EXECUTION

11.1. Parties to the Agreement

     This is an Agreement solely between Ceding and Coinsurer. There will be no legal relationship between Coinsurer and any person having an interest of any kind in any of Ceding's insurance, or between Coinsurer and any other Coinsurer, or between Coinsurer and any other third party.

11.2. Waiver

     Any term or condition of this Agreement may be waived at any time by the party that is entitled to benefit thereof. Such waiver must be in writing and must be executed by an executive officer of such party. A waiver on one occasion will not be deemed to be a waiver of the same or any other breach or nonfulfillment on a future occasion. All remedies, either under this Agreement, or by law or, otherwise afforded, will be cumulative and not alternative.

11.3. Amendment

     This Agreement may be modified or amended only in writing duly executed by each of the Parties.

11.4. Counterparts

     This Agreement may be executed simultaneously in counterparts, each of which will be deemed an original, but all of which, when taken together, will constitute one and the same instrument.

11.5. Governing Law

     This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Mississippi (without regard to the principles of conflicts of law) applicable to a contract executed and performable in such state.

11.6. Binding Effect

     This Agreement is binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns.

11.7. No Assignment

     Neither this Agreement nor any right or obligation hereunder or part hereof may be assigned by any party hereto without the prior written consent of the other party hereto (and any attempt to do so will be void).

11.8. Entirety

     This Agreement shall constitute the entire Agreement between Ceding and Coinsurer with respect to the business reinsured hereunder. There are no understandings between Ceding and Coinsurer other than as expressed in this Agreement.

11.9. Due Diligence

     Each party to this Agreement hereby acknowledges that it has received from the other party all information requested and has had an adequate opportunity to investigate all aspects of this transaction. Each party has done its own due diligence with respect to this transaction, and each has hired and relied upon the advice of its own attorneys, financial advisors, and such other advisors as such party has deemed necessary to evaluate properly all aspects of this transaction. Each party further acknowledges that no representations have been made by any party concerning this transaction, except as specifically set forth herein or in one or more written agreements between the parties.

11.10. Invalid Provisions

     If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law, and if the rights or obligations under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable; (ii) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; and (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement.

IN WITNESS WHEREOF, each of the Parties hereto, intending to be legally bound hereby, have duly executed this Agreement as of the date first written.

                                    ACADIAN LIFE INSURANCE COMPANY



                                    By:____________________________________
                                    Its:_____________________________



                                    SECURITY NATIONAL LIFE INSURANCE COMPANY




                                    By:______________________________________
                                    Its: _____________________________